UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  November 18, 2010

VELVET ROPE SPECIAL EVENTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-154422

Delaware	80-0217073
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

264 S. La Cienega Blvd., Suite 700, Beverly Hills, CA 90211

(Address of Principal Executive Offices, Including Zip Code)

     (818) 469-2193

(Registrant’s Telephone Number, Including Area Code)

               N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02	Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On November 18, 2010, Velvet Rope Special Events, Inc. (the “Company”, “we”, “us”) received a resignation from Maneeja Noory.  Ms. Noory resigned as president, secretary, treasurer, chief executive officer, chief financial officer and as a director of our company.  Ms. Noory’s resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

To fill the vacancy created by the resignation of Ms. Noory, the Company appointed Edmond Forister as the Company’s president, secretary, treasurer, chief executive officer, chief financial officer and as a director, effective immediately.

Edmond Forister – President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and Director

Mr. Edmond Forister, 47, resident of Phoenix Arizona is employed with Home Depot Supply in Phoenix, Arizona.  Mr. Forister started with Home Depot Supply in November 2001 and continues to be employed as the National Account Manager by Home Depot.  Mr. Forister was an officer and director of American Busing Corporation (Giant Motor Sports OTCBB: GMOS) from December 2002 until January 2004 and was an officer and director of Jinhao Motor Company (formerly, Georgia Mining International Corporation) from September 12, 2008 to August 22, 2010.

From November 2001 to February 2002, Mr. Forister was employed by Brady Industries and was responsible for the Phoenix, Arizona and surrounding areas.  From January 1990 to September 2001, Mr. Forister was employed by Grainger Industrial Supply as the Key Account Manager.

Our board of directors solely consists of Edmond Forister.  There have been no transactions between our company and Mr. Forister since the company’s last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELVET ROPE SPECIAL EVENTS, INC.
/s/ Edmond Forister
Edmond Forister
President and Director
Date: November 22, 2010